NASDAQ: OCFC WELCOME TO THE 2011 ANNUAL MEETING OF SHAREHOLDERS OceanFirst Financial Corp. MAY 5, 2011 Exhibit 99.1

NASDAQ: OCFC
OceanFirst Financial Corp.
This presentation contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company.  These forward-looking statements are generally identified by use of the words “believe”, “expect”,
“intend”, “anticipate”, “estimate”, “project”, or similar expressions.  The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve
System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  The Company does not undertake – and specifically disclaims any obligation –  to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

NASDAQ: OCFC Record Setting $20.4 Million Net Income in 2010 0 5 10 15 20 25 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010

NASDAQ: OCFC
OCFC Share Price
1
…
+ 38.6% since late 2009 low
+12.7% in 2011
Total Average Shareholder Return
2
…
26.5% in 2010
Top quartile of our peer group
Market Recognition of Our Performance
1
Through April 29, 2011
2
December 2009 to December 2010

NASDAQ: OCFC OUTLOOK FOR THE FUTURE Creating Shareholder Value Extraordinary Community Banking

NASDAQ: OCFC Extraordinary Community Banking Educating our customers and friends Supporting our community – OceanFirst Foundation People make the difference

NASDAQ: OCFC The “5 C’s” of OceanFirst’s Plan Compliance Cost Management Credit Quality Capital Customer

NASDAQ: OCFC The “5 C’s” of OceanFirst’s Plan Compliance: Heightened compliance requirements Increased and evolving regulatory oversight

NASDAQ: OCFC
The “5 C’s” of OceanFirst’s Plan
Cost Management:
Careful and balanced investment in our future
Ongoing justification of expenses
Continue to invest wisely:
•
People
•
Infrastructure
•
Risk Management

NASDAQ: OCFC The “5 C’s” of OceanFirst’s Plan Credit Quality: Making prudent loans • Residential • Commercial • Consumer

NASDAQ: OCFC
The “5 C’s” of OceanFirst’s Plan
Capital:
Satisfies evolving regulatory requirements
Solidifies our ability to thrive and grow in a rapidly
changing environment
Allows us to protect and enhance shareholder value

NASDAQ: OCFC The “5 C’s” of OceanFirst’s Plan Customer: Focus on “Extraordinary Customer Care” Offer latest technologies People make the difference

NASDAQ: OCFC Conclusion Challenging environment Economy Regulatory landscape Opportunity for Excellence

Extraordinary community banking.

Since 1902.

OCEAN FIRST

NASDAQ: OCFC

NASDAQ: OCFC QUESTIONS AND ANSWERS

NASDAQ: OCFC THANK YOU FOR ATTENDING THE 2011 ANNUAL MEETING OF SHAREHOLDERS OceanFirst Financial Corp.